Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207706

Prospectus Supplement No. 4

to Prospectus dated November 9, 2015

Cachet Financial Solutions, Inc.

8,016,666 Shares

Common Stock

This prospectus supplement amends and updates the prospectus dated November 9, 2015, prospectus supplement No. 1 dated November 13, 2015, prospectus supplement No. 2 dated November 20, 2015, and prospectus No. 3 dated December 17, 2015 relating to the resale of up to 8,016,666 shares of common stock, par value $0.0001 per share, of Cachet Financial Solutions, Inc. (the “Company”) by Lincoln Park Capital Fund, LLC. The foregoing prospectus and this prospectus supplement are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 31, 2015.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is January 7, 2016

Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement no. 4.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 31, 2015.

Appendix 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 28, 2015

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

(Address of principal executive offices) (Zip Code)

(952) 698-6980

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities.

The Company completed the following unregistered sales of shares of its common stock, pursuant to warrant exercise notices for total proceeds of $452,095:

		Exercise	Cash
Date	Warrants	Price	Proceeds
12/2/2015	400,000	$0.4816	$192,640
12/28/2015	545,000	$0.3290	$179,305
12/30/2015	243,617	$0.3290	$80,150

As consideration for 945,000 warrants being exercised on a cash basis, the Company agreed to issue five-year replacement warrants, covering 110% of the number of shares purchased upon exercise of the existing warrants, with exercise prices between $0.329 and $0.43 per share. Accordingly, replacement warrants covering a total of 1,039,500 shares of the Company’s common stock were issued as of December 2 and 28. In addition, the Company completed the following unregistered sales of a total of 763,421 shares of its common stock, pursuant to the purchase agreement entered into with Lincoln Park Capital, LLC on October 12, 2015for total proceeds of $272,755:

		Sale	Cash
Date	Common Stock	Price	Proceeds
12/2/2015	50,000	$0.4000	$20,000
12/2/2015	259,470	$0.3854	$100,000
12/11/2015	303,951	$0.3290	$100,000
12/14/2015	50,000	$0.3400	$17,000
12/16/2015	50,000	$0.3651	$18,255
12/18/2015	50,000	$0.3500	$17,500

All of the foregoing issuances were made in private placements, involving no public offering, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACHET FINANCIAL SOLUTIONS, INC.:
(Registrant)

By:	/s/ Darin P. McAreavey
Darin P. McAreavey
Executive Vice President and
Chief Financial Officer

Dated:	December 31, 2015